Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS SECOND QUARTER 2013 DILUTED

EPS OF $0.48 PER SHARE

ROCKVILLE, MD. (July 26, 2013) – Choice Hotels International, Inc., (NYSE:CHH) today reported the following highlights for the second quarter of 2013:

•

Franchising revenues increased 6% to $82.6 million for the three months ended June 30, 2013 from $77.8 million for the same period of 2012. Total revenues increased 6% to $183.6 million for the three months ended June 30, 2013 compared to the same period of 2012.

•	Domestic royalty fees for the three months ended June 30, 2013 increased 4% to $62.2 million from $59.8 million for the three months ended June 30, 2012.

•

Domestic system-wide revenue per available room (“RevPAR”) increased 3.5% for the three months ended June 30, 2013 compared to the same quarter of the prior year as occupancy and average daily rates increased 90 basis points and 1.8%, respectively.

•	Domestic unit and room growth increased 1.9% and 1.0% from June 30, 2012, respectively.

•	The effective domestic royalty rate increased 3 basis points to 4.35% for the three months ended June 30, 2013 compared to 4.32% for the same period of the prior year.

•	Initial and relicensing fees for the three months ended June 30, 2013 increased $1.2 million or 39% to $4.4 million from the same period of the prior year.

•	The company executed 104 new domestic hotel franchise contracts for the three months ended June 30, 2013 compared to 106 new domestic hotel franchise contracts in the same period of the prior year.

•	Domestic relicensing and contract renewal transactions increased from 47 contracts during the three months ended June 30, 2012 to 63 in the current period, a 34% increase.

•	The number of worldwide hotels under construction, awaiting conversion or approved for development as of June 30, 2013 was 448 hotels representing 36,487 rooms.

•

Selling, general and administrative (“SG&A”) expenses increased $5.6 million to $30.2 million for the three months ended June 30, 2013 compared to the same period of the prior year. SG&A expenses include expenses related to the company’s SkyTouch Technology division totaling $3.2 million and $0.8 million during the three months ended June 30, 2013 and 2012, respectively. In addition, SG&A for the second quarter of 2013 includes approximately $0.7 million of costs that are not expected to recur in future periods related to the relocation of the company’s corporate headquarters during the second quarter as well as additional variable expenses totaling approximately $0.5 million related to an increase in initial fees and procurement services revenues.

•	The effective income tax rate for the three months ended June 30, 2013 was 29.6% compared to 33.5% for the same period of 2012.

•

Diluted earnings per share (“EPS”) for second quarter 2013 were $0.48 compared to $0.55 for the second quarter of 2012. EPS for the second quarter of 2013 reflect $7.3 million of additional interest expense compared to the prior year reflecting the financing transactions entered into during the second and third quarters of 2012 in conjunction with the payment of the $600 million special cash dividend on August 23, 2012.

“We are excited about the growth prospects for our core franchising business. We are seeing particularly strong RevPAR performance for our upscale Ascend Collection, Suburban Extended Stay Hotel brand and our Sleep Inn brand which delivered impressive results as more of our franchisees upgrade their hotels to our new Design to Dream proto-type,” said Stephen P. Joyce, president and chief executive officer. “On the development side of the business, conversion franchise sales for our flagship Comfort brand and our Ascend Collection continued to outpace last year’s results demonstrating that Choice remains a top option for hotel developers.”

“We are also excited to report that we debuted SkyTouch Technology’s cloud based technology products to the hospitality industry in June at the Hospitality Financial and Technology Professional’s HITEC conference and are pleased with the level of interest we received,” said Stephen P. Joyce, president and chief executive officer. “We have executed our first customer contracts for this division and are excited that our new customers will experience the benefits that our cloud based technology products will deliver to their hotels.”

Use of Free Cash Flow

The company has historically used its free cash flow (cash flow from operations less cash flow from investing activities) to return value to shareholders, primarily through share repurchases and dividends.

Dividends

During the six months ended June 30, 2013, the company paid $11.3 million of cash dividends to shareholders. The company’s current quarterly dividend rate per common share is $0.185, subject to declaration by our board of directors. The company’s regular dividend for the first quarter was paid in December 2012.

Share Repurchases

The company did not repurchase any shares of common stock under the share repurchase program during the three and six months ended June 30, 2013 but has authorization to purchase up to an additional 1.4 million shares under this program. We expect we will make repurchases from time to time under our share repurchase program in the open market and through privately negotiated transactions, subject to market and other conditions. No minimum number of share repurchases has been fixed. Since Choice announced its stock repurchase program on June 25, 1998, the company has repurchased 45.3 million shares of its common stock for a total cost of $1.1 billion through June 30, 2013. Considering the effect of a two-for-one stock split in October 2005, the company has repurchased 78.3 million shares through June 30, 2013 under the share repurchase program at an average price of $13.89 per share.

Other

Our board of directors previously authorized us to enter into a program which permits us to offer financing, investment and guaranty support to qualified franchisees as well as to acquire and resell real estate to incent franchise development for certain brands in strategic markets. Over the next several years, we expect to continue to opportunistically deploy capital pursuant to this program to promote growth of our emerging brands. Our current expectation is that our annual investment in this program will range between $20 million and $40 million per year and we generally expect to recycle these investments over a 5 year period. However, the amount and timing of the investment in this program will be dependent on market and other conditions. Notwithstanding this program, the company expects to continue to return value to its shareholders through a combination of share repurchases and dividends, subject to market and other conditions.

Balance Sheet

At June 30, 2013, the company had gross debt of $866.5 million and cash and cash equivalents totaling $143.8 million resulting in net debt of $722.7 million. At December 31, 2012, the company had gross debt of $855.3 million and cash equivalents totaling $134.2 million resulting in net debt of $721.1 million.

At June 30, 2013 and December 31, 2012, the company had outstanding mezzanine financing, real estate investments and sliver equity investments totaling $69 million and $68 million, respectively pursuant to its program to offer financing and investment support to incent franchise development for the Cambria Suites brand in strategic markets. These investments are reported in other current assets and other assets on the company’s consolidated balance sheet.

Outlook

The company’s third quarter 2013 diluted EPS is expected to be $0.66. The company expects full-year 2013 diluted EPS to range between $1.84 and $1.87. Earnings before interest, taxes and depreciation (“EBITDA”) for full-year 2013 are expected to range between $203.5 million and $206.5 million. These estimates include the following assumptions:

•	The company expects net domestic unit growth to increase by approximately 2% in 2013;

•

RevPAR is expected to increase approximately 3% for the third quarter of 2013 and increase between 3.5% and 4.25% for full-year 2013; RevPAR growth is expected to moderate in the second half of the year and continue to grow at a moderate pace into 2014;

•	The effective royalty rate is expected to increase 2 basis points for full-year 2013;

•	All figures assume the existing share count;

•	The effective tax rate is expected to be 29.5% and 30.0% for the third quarter and full-year 2013, respectively; and

•

Our EBITDA outlook for the full year includes expenses related to the company’s SkyTouch Technology division ranging between $12 million and $14 million for investment in the infrastructure of this division including business development, sales and marketing and other costs as well as continued software development expenditures related to the division’s technology related products and services.

Conference Call

Choice will conduct a conference call on Friday, July 26, 2013 at 10:00 a.m. EDT to discuss the company’s second quarter 2013 results. The dial-in number to listen to the call is 1-877-280-4959, and the access code is 31314907. International callers should dial 1-857-244-7316 and enter the access code 31314907. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com. Interested investors and other parties wishing to access the call via the Webcast should go to the Web site and click on the Investor Info link. The Investor Information page will feature a conference call microphone icon to access the call.

The call will be recorded and available for replay beginning at 12:00 p.m. EDT on Friday July 26, 2013 through Friday, August 2, 2013 by calling 1-888-286-8010 and entering access code 26118362. The international dial-in number for the replay is 1-617-801-6888, access code 26118362. In addition, the call will be archived and available on www.choicehotels.com via the Investor Info link.

About Choice Hotels

Choice Hotels International, Inc. franchises more than 6,200 hotels, representing more than 500,000 rooms, in the United States and more than 30 other countries and territories. As of June 30, 2013, 365 hotels, representing more than 29,000 rooms, were under construction, awaiting conversion or approved for development in the United States. Additionally, 83 hotels, representing approximately 7,200 rooms, were under construction, awaiting conversion or approved for development in more than 15 other countries and territories. The company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, serve guests worldwide.

SkyTouch Technology is an initiative of Choice Hotels International, Inc. that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability.

Additional corporate information can be found on the Choice Hotels International, Inc. web site, which may be accessed at www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan”,” project,” “assume” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, and future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for reservations systems and other operating systems; fluctuations in the supply and demand for hotels rooms; and our ability to manage effectively our indebtedness. These and other risk factors are discussed in detail in the Risk Factors section of the company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 28, 2013 and our quarterly reports filed on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Financial Measurements Presented in Exhibit 8

EBITDA, franchising revenues and franchising margins are non-GAAP financial measurements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles in the United States (“GAAP”), such as operating income, total revenues and operating margins. The company’s calculation of these measurements may be different from the calculations used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release that reconciles these measures to the comparable GAAP measurement. We discuss management’s reasons for reporting these non-GAAP measures below.

Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA reflects earnings excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, other (gains) and losses and equity in net income (loss) of unconsolidated affiliates. We consider EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Franchising Revenues and Margins: The company reports franchising revenues and margins which exclude marketing and reservation revenues, SkyTouch Technology and hotel operations. Marketing and reservation activities are excluded from revenues and operating margins since the company is required by its franchise agreements to use these fees collected for marketing and reservation activities. Cumulative reservation and marketing system fees not expended are recorded as a liability on the company’s financial statements and are carried over to the next year and expended in accordance with the franchise agreements. Cumulative marketing and reservation expenditures in excess of system fees collected for marketing and reservation activities are recorded as a receivable on the company’s financial statements. In addition, the company has the contractual authority to require that the franchisees in the system at any given point repay the company for any deficits related to marketing and reservation activities. Hotel operations reflect the company’s ownership of three MainStay Suites hotels. SkyTouch Technology is a division of the company that develops and markets cloud-based technology products to help industry-wide hoteliers improve their efficiency and profitability. Hotel and SkyTouch Technology operations are excluded from franchising revenue and margins since they do not reflect the most accurate measure of the company’s core franchising business but are adjacent, complimentary lines of business. These non-GAAP measures are a commonly used measure of performance in our industry and facilitate comparisons between the company and its competitors.

Contacts

David White, Senior Vice President, Chief Financial Officer & Treasurer

(301) 592-5117

Robin Pence, Vice President, Public Relations

(301) 592-5186

Choice Hotels, Choice Hotels International, Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, Rodeway Inn, Ascend Hotel Collection and SkyTouch Technology are proprietary trademarks and service marks of Choice Hotels International.

© 2013 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc.	Exhibit 1
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
			Variance				Variance
	2013	2012	$	%	2013	2012	$	%
(In thousands, except per share amounts)

REVENUES:

Royalty fees	$68,379	$66,064	$2,315	4%	$118,115	$113,917	$4,198	4%
Initial franchise and relicensing fees	4,416	3,178	1,238	39%	8,193	5,706	2,487	44%
Procurement services	7,546	6,836	710	10%	11,496	10,151	1,345	13%
Marketing and reservation	99,645	94,633	5,012	5%	176,085	165,562	10,523	6%
Hotel operations	1,334	1,224	110	9%	2,290	2,202	88	4%
Other	2,258	1,686	572	34%	4,271	5,252	(981)	(19%)

Total revenues	183,578	173,621	9,957	6%	320,450	302,790	17,660	6%

OPERATING EXPENSES:

Selling, general and administrative	30,180	24,554	5,626	23%	57,096	48,903	8,193	17%
Depreciation and amortization	2,520	1,977	543	27%	4,695	3,994	701	18%
Marketing and reservation	99,645	94,633	5,012	5%	176,085	165,562	10,523	6%
Hotel operations	911	867	44	5%	1,786	1,676	110	7%

Total operating expenses	133,256	122,031	11,225	9%	239,662	220,135	19,527	9%

Operating income	50,322	51,590	(1,268)	(2%)	80,788	82,655	(1,867)	(2%)

OTHER INCOME AND EXPENSES, NET:
Interest expense	10,807	3,540	7,267	205%	21,577	6,657	14,920	224%
Interest income	(659)	(394)	(265)	67%	(1,303)	(731)	(572)	78%
Other (gains) and losses	147	377	(230)	(61%)	(563)	(1,626)	1,063	(65%)
Equity in net (income) loss of affiliates	(60)	128	(188)	(147%)	81	183	(102)	(56%)

Total other income and expenses, net	10,235	3,651	6,584	180%	19,792	4,483	15,309	341%

Income before income taxes	40,087	47,939	(7,852)	(16%)	60,996	78,172	(17,176)	(22%)
Income taxes	11,853	16,077	(4,224)	(26%)	17,239	26,313	(9,074)	(34%)

Net income	$28,234	$31,862	$(3,628)	(11%)	$43,757	$51,859	$(8,102)	(16%)

Basic earnings per share	$0.48	$0.55	$(0.07)	(13%)	$0.75	$0.89	$(0.14)	(16%)

Diluted earnings per share	$0.48	$0.55	$(0.07)	(13%)	$0.74	$0.89	$(0.15)	(17%)

Choice Hotels International, Inc.	Exhibit 2
Consolidated Balance Sheets

(In thousands, except per share amounts)	June 30, 2013	December 31, 2012
	(Unaudited)

ASSETS

Cash and cash equivalents	$143,790	$134,177
Accounts receivable, net	70,951	52,270
Investments, employee benefit plans, at fair value	377	3,486
Other current assets	40,586	43,537

Total current assets	255,704	233,470

Fixed assets and intangibles, net	147,034	130,937
Receivable – marketing and reservation fees	54,786	42,179
Investments, employee benefit plans, at fair value	14,114	12,755
Other assets	91,074	91,431

Total assets	$562,712	$510,772

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$102,291	$94,266
Deferred revenue	67,757	71,154
Deferred compensation & retirement plan obligations	2,393	2,522
Current portion of long-term debt	8,205	8,195

Total current liabilities	180,646	176,137

Long-term debt	858,273	847,150
Deferred compensation & retirement plan obligations	20,114	20,399
Other liabilities	23,700	15,990

Total liabilities	1,082,733	1,059,676

Common stock, $0.01 par value	585	582
Additional paid-in-capital	111,580	110,246
Accumulated other comprehensive loss	(6,097)	(4,216)
Treasury stock, at cost	(920,355)	(927,776)
Retained earnings	294,266	272,260

Total shareholders’ deficit	(520,021)	(548,904)

Total liabilities and shareholders’ deficit	$562,712	$510,772

Choice Hotels International, Inc.	Exhibit 3
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES (1):

Net income	$43,757	$51,859

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,695	3,994
Provision for bad debts, net	1,420	1,236
Non-cash stock compensation and other charges	5,581	4,868
Non-cash interest and other (income) loss	967	(820)
Deferred income taxes	4,169	(194)
Dividends received from equity method investments	535	399
Equity in net (income) loss of affiliates	81	183

Changes in assets and liabilities:
Receivables	(21,156)	(12,258)
Receivable – marketing and reservation fees, net	(2,945)	(2,389)
Accounts payable	9,893	6,330
Accrued expenses	(18,463)	(17,659)
Income taxes payable/receivable	1,729	11,808
Deferred revenue	(3,318)	(4,404)
Other assets	(1,664)	(4,331)
Other liabilities	7,271	(820)

NET CASH PROVIDED BY OPERATING ACTIVITIES (1)	32,552	37,802

CASH FLOWS FROM INVESTING ACTIVITIES (1):

Investment in property and equipment	(21,005)	(6,236)
Equity method investments	(1,851)	(6,315)
Purchases of investments, employee benefit plans	(1,580)	(969)
Proceeds from sales of investments, employee benefit plans	3,934	8,969
Issuance of notes receivable	(3,641)	(5,820)
Collections of notes receivable	247	210
Other items, net	(304)	(226)

NET CASH USED IN INVESTING ACTIVITIES (1)	(24,200)	(10,387)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net borrowings pursuant to revolving credit facilities	15,200	—
Principal payments on long-term debt	(4,095)	(333)
Proceeds from the issuance of long-term debt	—	393,444
Purchase of treasury stock	(3,651)	(22,173)
Dividends paid	(11,261)	(21,396)
Excess tax benefits from stock-based compensation	1,146	641
Debt issuance costs	—	(153)
Proceeds from exercise of stock options	5,973	445

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,312	350,475

Net change in cash and cash equivalents	11,664	377,890
Effect of foreign exchange rate changes on cash and cash equivalents	(2,051)	443
Cash and cash equivalents at beginning of period	134,177	107,057

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$143,790	$485,390

(1)

The company is currently reviewing, in consultation with its independent registered public accounting firm, its accounting policies regarding the presentation of its cash flows related to certain of its development advances and collections presented under the captions “Issuance and Collection of Notes Receivable”. The company’s statements of cash flows contained in this press release have been prepared in accordance with the company’s existing accounting policy which is to present these items as cash flows from investing activities, which is consistent with prior audited periods. However, our independent registered public accounting firm has recently questioned the appropriateness of classifying these items as cash flows from investing activities rather than as cash flows from operating activities. If the company determines that it is required to move these items from cash flows from investing activities to cash flows from operating activities in the current statements contained in this press release, its net cash provided by operating activities for the six months ended June 30, 2013 and 2012 will be reduced by $3.6 million and $1.5 million, respectively, with a corresponding adjustment to net cash used in investing activities. Until this review is complete, the company cannot determine if it will reclassify, restate or make other changes to its historical consolidated statements of cash flows, including the information contained in this press release.

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Six Months Ended June 30, 2013*			For the Six Months Ended June 30, 2012*			Change
	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR

Comfort Inn	$79.42	54.2%	$43.08	$77.48	53.6%	$41.52	2.5%	60 bps	3.8%
Comfort Suites	85.00	58.3%	50.01	83.15	57.6%	47.92	2.2%	70 bps	4.4%
Sleep	72.06	54.5%	39.29	69.90	52.0%	36.32	3.1%	250 bps	8.2%
Quality	67.16	48.4%	32.49	66.29	46.8%	31.03	1.3%	160 bps	4.7%
Clarion	72.04	46.7%	33.65	71.85	44.6%	32.07	0.3%	210 bps	4.9%
Econo Lodge	53.60	44.1%	23.64	52.48	44.0%	23.09	2.1%	10 bps	2.4%
Rodeway	50.43	47.0%	23.70	49.36	46.2%	22.81	2.2%	80 bps	3.9%
MainStay	70.33	63.6%	44.74	67.02	67.4%	45.16	4.9%	(380) bps	(0.9%)
Suburban	42.15	68.8%	29.01	40.48	67.3%	27.24	4.1%	150 bps	6.5%
Ascend Collection	120.34	60.6%	72.90	109.96	59.4%	65.28	9.4%	120 bps	11.7%

Total	$71.81	51.7%	$37.10	$70.38	50.7%	$35.66	2.0%	100 bps	4.0%

*	Operating statistics represent hotel operations from December through May

	For the Three Months Ended June 30, 2013*			For the Three Months Ended June 30, 2012*			Change
	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR	Average Daily Rate	Occupancy	RevPAR

Comfort Inn	$81.77	60.8%	$49.67	$79.87	60.2%	$48.05	2.4%	60 bps	3.4%
Comfort Suites	87.52	64.9%	56.82	85.71	64.2%	55.01	2.1%	70 bps	3.3%
Sleep	74.30	61.3%	45.54	72.52	58.7%	42.56	2.5%	260 bps	7.0%
Quality	69.35	54.2%	37.61	68.43	52.5%	35.95	1.3%	170 bps	4.6%
Clarion	74.43	52.0%	38.68	74.71	50.2%	37.53	(0.4%)	180 bps	3.1%
Econo Lodge	55.06	49.4%	27.19	54.14	49.2%	26.62	1.7%	20 bps	2.1%
Rodeway	52.32	51.5%	26.93	51.10	50.4%	25.76	2.4%	110 bps	4.5%
MainStay	71.71	70.0%	50.23	69.06	72.9%	50.32	3.8%	(290) bps	(0.2%)
Suburban	43.16	73.9%	31.90	41.58	71.9%	29.89	3.8%	200 bps	6.7%
Ascend Collection	124.77	64.1%	79.99	114.40	66.4%	75.94	9.1%	(230) bps	5.3%

Total	$74.02	57.5%	$42.60	$72.69	56.6%	$41.16	1.8%	90 bps	3.5%

*	Operating statistics represent hotel operations from March through May

	For the Quarter Ended		For the Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

System-wide effective royalty rate	4.35%	4.32%	4.36%	4.33%

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	June 30, 2013		June 30, 2012		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort Inn	1,311	102,882	1,379	107,895	(68)	(5,013)	(4.9%)	(4.6%)
Comfort Suites	587	45,339	608	46,903	(21)	(1,564)	(3.5%)	(3.3%)
Sleep	379	27,478	391	28,327	(12)	(849)	(3.1%)	(3.0%)
Quality	1,192	99,761	1,082	93,655	110	6,106	10.2%	6.5%
Clarion	191	27,184	189	27,534	2	(350)	1.1%	(1.3%)
Econo Lodge	817	49,608	801	49,114	16	494	2.0%	1.0%
Rodeway	427	24,782	401	22,671	26	2,111	6.5%	9.3%
MainStay	43	3,332	40	3,083	3	249	7.5%	8.1%
Suburban	63	7,241	62	7,260	1	(19)	1.6%	(0.3%)
Ascend Collection	90	7,521	52	4,652	38	2,869	73.1%	61.7%
Cambria Suites	18	2,094	19	2,221	(1)	(127)	(5.3%)	(5.7%)

Domestic Franchises	5,118	397,222	5,024	393,315	94	3,907	1.9%	1.0%

International Franchises	1,169	104,701	1,175	104,522	(6)	179	(0.5%)	0.2%

Total Franchises	6,287	501,923	6,199	497,837	88	4,086	1.4%	0.8%

Exhibit 6

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION BY BRAND

DEVELOPMENT RESULTS – DOMESTIC NEW HOTEL CONTRACTS

(UNAUDITED)

	For the Six Months Ended June 30, 2013			For the Six Months Ended June 30, 2012			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total

Comfort Inn	5	18	23	6	12	18	(17%)	50%	28%
Comfort Suites	5	2	7	7	4	11	(29%)	(50%)	(36%)
Sleep	5	—	5	11	1	12	(55%)	(100%)	(58%)
Quality	1	44	45	—	63	63	NM	(30%)	(29%)
Clarion	—	7	7	—	7	7	NM	0%	0%
Econo Lodge	—	31	31	—	18	18	NM	72%	72%
Rodeway	—	24	24	—	31	31	NM	(23%)	(23%)
MainStay	4	—	4	1	1	2	300%	(100%)	100%
Suburban	—	1	1	—	1	1	NM	0%	0%
Ascend Collection	3	36	39	1	4	5	200%	800%	680%
Cambria Suites	1	—	1	2	—	2	(50%)	NM	(50%)

Total Domestic System	24	163	187	28	142	170	(14%)	15%	10%

	For the Three Months Ended June 30, 2013			For the Three Months Ended June 30, 2012			% Change
	New Construction	Conversion	Total	New Construction	Conversion	Total	New Construction	Conversion	Total

Comfort Inn	2	13	15	5	4	9	(60%)	225%	67%
Comfort Suites	3	—	3	6	2	8	(50%)	(100%)	(63%)
Sleep	4	—	4	8	1	9	(50%)	(100%)	(56%)
Quality	1	25	26	—	36	36	NM	(31%)	(28%)
Clarion	—	4	4	—	5	5	NM	(20%)	(20%)
Econo Lodge	—	23	23	—	14	14	NM	64%	64%
Rodeway	—	15	15	—	19	19	NM	(21%)	(21%)
MainStay	3	—	3	1	1	2	200%	(100%)	50%
Suburban	—	—	—	—	1	1	NM	(100%)	(100%)
Ascend Collection	1	10	11	—	2	2	NM	400%	450%
Cambria Suites	—	—	—	1	—	1	(100%)	NM	(100%)

Total Domestic System	14	90	104	21	85	106	(33%)	6%	(2%)

Exhibit 7

CHOICE HOTELS INTERNATIONAL, INC.

DOMESTIC HOTEL PIPELINE OF HOTELS UNDER CONSTRUCTION, AWAITING CONVERSION OR APPROVED FOR DEVELOPMENT

(UNAUDITED)

A hotel in the domestic pipeline does not always result in an open and operating hotel due to various factors.

							Variance
	June 30, 2013 Units			June 30, 2012 Units			Conversion		New Construction		Total
	Conversion	New Construction	Total	Conversion	New Construction	Total	Units	%	Units	%	Units	%

Comfort Inn	34	46	80	25	40	65	9	36%	6	15%	15	23%
Comfort Suites	2	61	63	2	82	84	—	0%	(21)	(26%)	(21)	(25%)
Sleep Inn	—	44	44	1	40	41	(1)	(100%)	4	10%	3	7%
Quality	34	3	37	39	3	42	(5)	(13%)	—	0%	(5)	(12%)
Clarion	8	—	8	14	1	15	(6)	(43%)	(1)	(100%)	(7)	(47%)
Econo Lodge	26	—	26	20	1	21	6	30%	(1)	(100%)	5	24%
Rodeway	24	—	24	31	1	32	(7)	(23%)	(1)	(100%)	(8)	(25%)
MainStay	—	26	26	1	22	23	(1)	(100%)	4	18%	3	13%
Suburban	3	12	15	2	14	16	1	50%	(2)	(14%)	(1)	(6%)
Ascend Collection	14	8	22	8	5	13	6	75%	3	60%	9	69%
Cambria Suites	—	20	20	—	26	26	—	NM	(6)	(23%)	(6)	(23%)

	145	220	365	143	235	378	2	1%	(15)	(6%)	(13)	(3%)

CHOICE HOTELS INTERNATIONAL, INC.	Exhibit 8
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Franchising Revenues:

Total Revenues	$183,578	$173,621	$320,450	$302,790
Adjustments:
Marketing and reservation revenues	(99,645)	(94,633)	(176,085)	(165,562)
Hotel operations	(1,334)	(1,224)	(2,290)	(2,202)

Franchising Revenues	$82,599	$77,764	$142,075	$135,026

Franchising Margins:

Operating Margin:

Total Revenues	$183,578	$173,621	$320,450	$302,790
Operating Income	$50,322	$51,590	$80,788	$82,655

Operating Margin	27.4%	29.7%	25.2%	27.3%

Franchising Margin:

Franchising Revenues	$82,599	$77,764	$142,075	$135,026

Operating Income	$50,322	$51,590	$80,788	$82,655
SkyTouch Division	3,159	831	5,401	1,338
Hotel operations	(423)	(357)	(504)	(526)

	$53,058	$52,064	$85,685	$83,467

Franchising Margins	64.2%	67.0%	60.3%	61.8%

EBITDA Reconciliation

(in thousands)
	Q2 2013 Actuals	Q2 2012 Actuals	Six Months Ended June 30, 2013 Actuals	Six Months Ended June 30, 2012 Actuals	Full-Year 2013 Outlook Range

Operating Income (per GAAP)	$50,322	$51,590	$80,788	$82,655	$193,900	$196,900
Depreciation and amortization	$2,520	$1,977	$4,695	$3,994	9,600	9,600

Earnings before interest, taxes, depreciation & amortization (non-GAAP)	$52,842	$53,567	$85,483	$86,649	$203,500	$206,500